Exhibit 10.2

Execution Version

PURCHASE AND SALE AGREEMENT

between

SIGNAL HEALTHCARE, LLC,
an Arizona limited liability company
as Seller

and

BANYAN THIRD STREET LLC,
an Arizona limited liability company

as Purchaser

Table of Contents

1.	PURCHASE AND SALE	1

2.	PROPERTY	1

3.	PERFORMANCE DATES	2

4.	DEPOSIT	2

5.	PURCHASE PRICE	3

6.	TITLE AND SURVEY	3

7.	PROPERTY INSPECTIONS	4

8.	TENANT LEASES	6

9.	SERVICE CONTRACTS	8

10.	SELLER’S REPRESENTATIONS AND WARRANTIES	8

11.	SELLER’S OBLIGATIONS PRIOR TO CLOSING	12

12.	CONDITIONS PRECEDENT	12

13.	PRORATIONS	14

14.	IMPROVEMENT LIENS	16

15.	EXPENSES; DOCUMENTARY STAMPS AND INTANGIBLE TAXES	16

16.	CLOSING	17

17.	DEFAULT BY SELLER	18

18.	DEFAULT BY PURCHASER	18

19.	BROKERS	18

20.	ASSIGNABILITY	19

21.	ESCROW AGENT	19

22.	NOTICES	20

23.	RISK OF LOSS	21

24.	MISCELLANEOUS	22

25.	WAIVER OF JURY TRIAL	22

26.	COUNTERPARTS	23

i

List of Exhibits

Exhibit “A”	Legal Description of Land
Exhibit “B”	Service Contracts
Exhibit “C”	Rent Roll
Exhibit “D” Exhibit “E”	Form Tenant Estoppel Certificate Form Deed
Exhibit “F”	Form Bill of Sale
Exhibit “G”	Form Assignment of Intangible Property
Exhibit “H”	Form Assignment and Assumption of Leases, Rents and Deposits

ii

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is entered into as of this 8th day of August, 2016 (the “Effective Date”), between SIGNAL HEALTHCARE, LLC, an Arizona limited liability company (“Seller”), and BANYAN THIRD STREET LLC, an Arizona limited liability company (“Purchaser”).

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are acknowledged, Purchaser and Seller hereby agree as follows:

1.           PURCHASE AND SALE. Seller shall sell, assign, transfer, convey and deliver the Property (hereinafter defined) to Purchaser, and Purchaser shall purchase, acquire and accept the Property from Seller, all upon the terms and conditions set forth in this Agreement.

2.           PROPERTY. The “Property” consists of the following:

(a)          Land. The land situate in Maricopa County, Arizona, having a street address of 2620 North 3rd Street, Phoenix, Arizona, legally described in Exhibit “A” hereto (the “Land”).

(b)          Improvements. All buildings, structures and other improvements situated on the Land, including the existing medical office buildings consisting of approximately 17,955 rentable square feet, commonly known as Third Street Healthcare Campus, and parking facilities, if any (collectively, the “Improvements”).

(c)          Personal Property. All furniture, fixtures, equipment, facilities, machinery, vegetation and articles of personal property located on, attached or appurtenant to, or used in connection with the Land or the Improvements including, but not limited to: (i) computers, office equipment, furniture, security systems, fire extinguishers, plumbing, heating, lighting, air conditioning fixtures and equipment, storm shutters and pumps; (ii) copies of financial, personnel and other books and records in the possession or control of Seller (excluding any appraisal reports or other items which are confidential or were prepared “in-house” for internal use by Seller or its managers, advisors or similar persons) to the extent that they relate to the ownership or operation of the Property; and (iii) copies of any plans, drawings, renderings, and applications to governmental authorities in the possession or control of Seller to the extent they relate to the Improvements or the Land; (collectively, the “Personal Property”).

(d)          Intangible Property. To the extent transferable, all of Seller’s right, title and interest, if any, in and to: (i) all tenements, hereditaments, and appurtenances to the Land and the Improvements, if any, including all riparian and other water rights of Seller, all of Seller’s rights in and to any minerals, oil, gas or water relating to the Land, all air rights, any strips, gores, privileges, easements, rights-of-way, and all rights of Seller in and to any streets, road, sidewalks, alleys and land lying in the bed of existing or proposed streets adjacent to the Land; (ii) existing licenses, permits or authorizations issued by governmental authorities to the extent that they relate to the Land or the Improvements; (iii) any unexpired warranties or guarantees in Seller’s possession related to the construction, installation or operation of the Improvements and/or the Personal Property, if any; and (iv) the name “Third Street Healthcare Campus” (collectively, the “Intangible Property”).

(e)          Service Contracts. All service, maintenance and other similar agreements pertaining to the Property, more particularly described in Exhibit “B” attached hereto, which Seller elects to assume (collectively, the “Service Contracts”).

(f)          Leases. All of the leases, subleases, tenancies, licenses and other occupancy agreements, whether oral or written, with tenants, subtenants, occupants or licensees of the Property, and all guarantees of performance thereof, now in existence or hereafter entered into under the terms of this Agreement (the “Leases”), together with any and all security deposits, prepaid rents, amendments, modifications, supplements and guaranties pertaining thereto, all as described in the rent roll attached hereto as Exhibit “C” (the “Rent Roll”).

3.          PERFORMANCE DATES.

(a)          Effective Date. The date of this Agreement, for purposes of performance, shall be the date when the last one of Seller or Purchaser has signed and delivered this Agreement (the “Effective Date”).

(b)          Closing. Subject to other provisions of this Agreement for extension or termination, closing on the transaction contemplated by this Agreement (the “Closing”) shall occur on that date that is thirty (30) days after the expiration of the Inspection Period; provided, however, that a closing which occurs within seventy-two (72) hours of the scheduled closing date shall constitute timely performance under this Agreement (the “Closing Date”). Notwithstanding the foregoing, Purchaser shall have the option to extend the Closing Date by an additional thirty (30) days if Purchaser or its parent company require additional time to make all regulatory filings required in connection with Closing (so that the Closing Date is sixty (60) days after the expiration of the Inspection Period) by providing Seller written notice of such extension at least three (3) business days prior to the then-Closing Date. The delivery of the documents and the payment of the sums to be delivered and paid at the Closing shall be accomplished through an escrow with Escrow Agent.

4.           DEPOSIT.

(a)          Deposit. To secure the performance by Purchaser of its obligations under this Agreement, Purchaser agrees to pay into an escrow account with Security Title Agency, 2398 East Camelback Road, Suite 130, Phoenix, Arizona 85016, Attn: David J. Itzkowitz (“Escrow Agent”), the following sums by wire transfer of funds (“Acceptable Funds”):

(i)          Initial Deposit. Within three (3) business days after the Effective Date, the sum of Fifty Thousand and NO/100 Dollars ($50,000.00) as earnest money (hereinafter referred to as the “Initial Deposit”). The Initial Deposit shall be refundable to Purchaser, at Purchaser’s written request, until expiration of the Inspection Period, as hereinafter defined.

(ii)         Additional Deposit. Within three (3) business days after the last day of the Inspection Period, the additional sum of Fifty Thousand and NO/100 Dollars ($50,000.00) (the “Additional Deposit”). (The Initial Deposit and the Additional Deposit, together with all interest accrued thereon, are referred to as the “Deposit”; prior to payment of the Additional Deposit, whenever used in this Agreement, the term “Deposit” shall mean only the Initial Deposit.)

(b)          Investment of Deposit. Escrow Agent shall deposit the Deposit in an interest bearing account or money market fund maintained with a commercial bank in Phoenix, Arizona. Escrow Agent shall not be liable for the failure of any depository receiving the Deposit.

5.           PURCHASE PRICE. The purchase price to be paid by Purchaser to Seller for the Property is Five Million Seven Hundred Thousand and NO/100 Dollars ($5,700,000.00) (the “Purchase Price”) and shall be paid at Closing in Acceptable Funds as follows:

$100,000.00	The Deposit, in escrow at the time of the Closing.

$5,600,000.00	Approximately, subject to proration and adjustments as provided in this Agreement.

$5,700,000.00	Purchase Price.

6.            TITLE AND SURVEY.

(a)          Delivery of Title Evidence. Within three (3) days following the Effective Date, Seller shall deliver a copy of Seller’s existing owner’s title insurance policy to Purchaser (the “Existing Title Policy”). Within fifteen (15) days of the Effective Date, Purchaser attorney shall obtain an update of Seller’s existing owner’s title insurance policy, if applicable, from the Escrow Agent (the “Title Update”) and a title insurance commitment (the “Title Commitment”)(collectively, the Existing Title Policy, Title Update and Title Commitment are referred to as the “Title Evidence”). The Title Evidence shall show that Seller is vested with and can convey to Purchaser good, marketable and insurable fee simple title to the Property free and clear of all liens, encumbrances, defects and exceptions, provided that the following shall be permitted exceptions (the “Permitted Exceptions”): (i) ad valorem real estate taxes and assessments for the year of the closing and subsequent years not yet due and payable; and (ii) all applicable zoning ordinances and regulations. Purchaser shall pay for the fee owner’s title insurance premium. All costs associated with any mortgagee’s policy of title insurance shall be paid by Purchaser.

(b)          Survey. During the Inspection Period, Purchaser may obtain, at Purchaser’s expense, a survey of the Property prepared by a registered Arizona surveyor (the “Survey”). The Survey shall be certified to Seller, Purchaser, Purchaser’s attorney and Escrow Agent. If the Survey shall reflect any encroachments, overlaps, unrecorded easements or similar rights in third parties, or any other adverse matters not specifically provided for in this Agreement, then same shall be deemed a title defect as set forth in Section 6(c).

(c)          Title Defects. Purchaser shall, within ten (10) days of receipt of the Title Evidence or the Survey, whichever occurs later, notify Seller in writing of any title defects, as determined in Purchaser’s sole and absolute discretion (“Title Objections”). All exceptions set forth in the Title Evidence which Purchaser does not object to during the Inspection Period, shall be deemed Permitted Exceptions which Purchaser shall take subject to. If Purchaser has given Seller timely written notice of a defect, Seller shall respond to the Title Objections within ten (10) days of Seller’s receipt of the Title Objections as to what matters, if any, Seller shall cause to be cured by the Closing Date. Notwithstanding anything herein to the contrary, Seller shall remove any exceptions created by, under or through Seller which can be removed by the payment of a liquidated sum of money, including, without limitation, liens, judgments and mortgages created by, under or through Seller and those liens and mortgages that encumber the Property and that were assumed by Seller or as to which Seller has taken title to the Property subject thereto or which were created after the Effective Date (collectively, “Seller's Liens”), which Seller's Liens, Seller shall cause to be released at or prior to Closing. At Seller’s option, the Closing Date may be extended for a period not to exceed thirty (30) days for purposes of eliminating any title defects. If Seller does not eliminate such defects as of the Closing Date (as the same may be extended), or if any new “title defects” appear from the date of the Title Commitment through the Closing Date, which Seller does not eliminate as of the Closing Date (as the same may be extended), then Purchaser shall have the option of either accepting title as it then is, or demanding a refund of the Deposit and thereupon Purchaser and Seller shall be released of all obligations under this Contract, except those specified to survive termination of this Agreement.

7.            PROPERTY INSPECTIONS.

(a)          Inspection Period. For a period of thirty (30) days following the date that Seller delivers to Purchaser all of the Seller’s Documents set forth in Section 7(f) hereof (the “Inspection Period”), Purchaser shall have the right to make such investigations in connection with the Property as Purchaser deems appropriate, in its sole and absolute discretion, including, but not limited to, only after notice to Seller and providing Seller with a certificate of insurance reasonably acceptable to Seller naming Seller as an additional insured, making surface and subsurface tests and borings, conducting engineering or similar studies, environmental audits, researching zoning matters, and the making of such other investigations deemed necessary by Purchaser in order to determine the adequacy of the Property for Purchaser’s intended use (the “Inspections”). During the Inspection Period, Purchaser shall have the right upon reasonable advance written notice to Seller (not less than 24 hours prior) to conduct interviews with existing tenants, provided that Seller (or a representative of Seller) may elect to be present at all such interviews and meetings (notice by email shall be deemed sufficient for purposes of this Section 7(a)). All tenant interviews shall be coordinated through Trisha Talbot on behalf of the Seller.

(b)          Termination Rights. Purchaser shall have the right, at any time up until 5:00 p.m. Eastern Time on the last day of the Inspection Period to terminate this Agreement for any reason whatsoever, by delivery of written notice to Seller. If this Agreement is terminated by Purchaser in accordance with the preceding sentence, Seller shall cause the Escrow Agent to deliver to Purchaser the Deposit less an independent consideration in the sum of $100.00 to be retained by Seller; upon such return of the Deposit both parties shall be released from all further obligations under this Agreement (except those specified to survive termination of this Agreement). If Purchaser does not terminate this Agreement by delivering written notice of termination to Seller prior to 5:00 p.m. Eastern Time on the last day of the Inspection Period, then:

(i)	this Agreement shall be binding upon Purchaser and Seller;

(ii)	Purchaser shall promptly pay the Additional Deposit to Escrow Agent in accordance with Section 4(a)(ii) hereof and the Deposit shall become non-refundable except as set forth in this Agreement; and

(iii)	Purchaser and Seller shall proceed to Closing in accordance with the provisions of this Agreement.

(c)          Access to the Property. Subject to satisfaction of the insurance requirements of Section 7(a) above, Seller hereby grants Purchaser and its agents, servants, employees, inspectors, contractors, consultants and representatives (collectively, “Purchaser’s Representatives”) the right, during the Inspection Period (and thereafter if Purchaser elects to proceed with the transactions contemplated by this Agreement), to enter upon the Property for the purpose of making the Inspections provided at all times Seller, or Seller’s designated representative, has been provided advance notice and has been given the opportunity to be present during same. Purchaser shall promptly pay all costs and expenses in connection with the Inspections at the time same are due.

(d)          Insurance. Purchaser and Purchaser’s Representatives shall not conduct any Inspections, including environmental audits, until Purchaser delivers to Seller a certificate of general liability insurance naming Seller as an additional insured and which insurance provides minimum protection of not less than $1 million dollars combined single limit or umbrella coverage for bodily injury, property damage or combination thereof. Purchaser shall demonstrate that each of Purchaser’s Representatives entering upon the Property maintains worker’s compensation and other insurance required by law.

(e)          Purchaser’s Indemnification. Purchaser shall repair any damage to the Property caused by the Inspections so that the Property is restored to the same condition as existed prior to the Inspections. All Inspections shall be performed in accordance with any and all applicable laws, rules and regulations. Purchaser shall indemnify, defend and hold Seller harmless from and against any and all costs, expenses, losses, damages, claims, demands and liabilities, including, but not limited to, reasonable attorneys’ fees and costs (appellate or otherwise), arising from actions of Purchaser or Purchaser’s Representatives pertaining to the Inspections; provided, however, that Purchaser shall have no indemnification obligation or other liability for, or in connection with, any claims arising from pre-existing conditions on or under the Property, or those arising from the mere discovery or identification of such matters except to the extent that Purchaser takes actions which make such matters materially worse.

(f)          Seller’s Documents. Seller shall deliver to Purchaser within five (5) business days of the Effective Date copies, to the extent in Seller’s possession or control, of: (i) the certificate of occupancy relating to the Property; (ii) the most recent survey of the Property; (iii) the most recent soil reports, environmental report, and engineering reports; (iv) all vendor contracts affecting the Property; (v) all pleadings, work product and correspondence relating to all litigation presently or previously affecting the Property, if any; (vi) Seller’s existing title insurance policy; (vii) all Leases; (viii) all planning and zoning approvals; (ix) a schedule including all concurrence items, offsite improvements, tap fees, school impact fees, wetland reports, endangered specifies reports and proof of payments; (x) financial statements for the periods ending December 31, 2015 and June 30, 2016; (xi) Property general ledger report; (xii) any construction budget and bids received; (xiii) any market analysis reports related to the Property; (xiv) real estate tax and insurance bills; (xv) intentionally omitted; (xvi) intentionally omitted; (xvii) transaction privilege tax returns for the last 12 months; (xviii) personal property tax returns for the prior 3 years; and (xix) any and all other documentation, notices, correspondence, communications materially affecting the value, use or condition of the Property or Leases, including without limitation, all books, records, financial statements and reports in connection with the Property or Leases. Items (i) through (xix) are hereinafter referred to as the “Seller’s Documents.” Seller represents, warrants and covenants that, if, at any time prior to Closing, Seller obtains or is provided with information and/or documentation, notices, correspondence, and communications that materially affect the value, use or condition of the Property or Leases, then Seller shall immediately disclose such information or deliver copies of such documentation, notices, correspondence, and communications, to Purchaser.

(g)          No Representations or Warranties; “As-Is/Where Is”. Except as expressly set forth in this Agreement, Seller makes no representations or warranties whatsoever with respect to the condition of the Property, including environmental and zoning matters. In the event that Purchaser does not timely notify Seller in writing of its cancellation of this Agreement as provided for in Section 7(b) above, Purchaser shall be deemed to have accepted the Property in its “AS IS/WHERE IS” state and condition. The foregoing is a specific inducement to Seller entering into this Agreement with Purchaser and agreeing to sell the Property to Purchaser on the terms and conditions provided for in this Agreement.

(h)          Seller’s Cooperation. At Purchaser’s request, Seller shall cooperate with Purchaser regarding the Inspections. In addition, Seller agrees to join in any reasonable request for information regarding zoning and Inspections when and only to the extent that such joinder is legally required to obtain such information, so long as Seller shall not incur any costs or liability whatsoever as a result of such joinder.

(i)          Survival. The provisions of this Section 7 shall survive the Closing or the termination or cancellation of this Agreement.

8.          TENANT LEASES.

(a)          Rent Roll. Seller represents and warrants to Purchaser that the Rent Roll, attached hereto as Exhibit “C”, is a true, complete and correct statement of the identity of each tenant or occupant, the premises demised by the Leases, the amount of any security deposits or other security related thereto, the commencement and expiration dates of each of the Leases, and monthly rent paid thereunder.

(b)          Representations, Warranties and Covenants Regarding Leases. Seller further represents, warrants and covenants to Purchaser that:

(i)          Seller has delivered to Purchaser true and correct copies of the Leases with all modifications and addenda thereto, and that the Leases with all modifications and addenda thereto constitute all agreements and understandings pursuant to which parties occupy any portion of the Property;

(ii)         No other parties have any rights of occupancy or possession of all or any portion of the Property except as set forth in the Rent Roll;

(iii)        To Seller’s knowledge, all of the Leases reflected in the Rent Roll are, as of the date of this Agreement, in good standing, without default on the part of Seller, as landlord or lessor, or by any occupant, tenant or lessee thereunder, and shall remain without default on the part of Seller through the date of Closing, nor do there exist any circumstances with which the passage of time, the giving of notice, or both, would result in a default on the party of Seller or any tenant;

(iv)         Seller has not received any prepaid rent under any of the Leases reflected in the Rent Roll;

(v)          Seller shall not accept payment of any rent under any of the Leases for more than one (1) month in advance.

(vi)         There are no unpaid brokerage commissions or fees with respect to any of the Leases and/or the Property.

(vii)        Seller shall not enter into any amendment, modification, extension or any other change or renewal of any of the Leases, without first obtaining Purchaser’s prior written consent thereto, which consent may be withheld in Purchaser’s sole discretion, except for extensions or renewals which Seller is required to make pursuant to the terms of any of the Leases. If Seller desires to enter into any amendment, modification, extension or any other change or renewal of any of the Leases, then Seller shall deliver a copy of the proposed agreement and any other information Purchaser reasonably requires, within a reasonable time prior to the anticipated date of execution of the proposed agreement.

(viii)      Seller shall not enter into any new leases affecting all or any portion of the Property without first obtaining Purchaser’s prior written consent thereto, which consent may be withheld in Purchaser’s sole discretion. If Seller desires to enter into any new lease, then Seller shall deliver a copy of the proposed lease, the credit history of the proposed tenant, and any other information Purchaser reasonably requires, within a reasonable time prior to the anticipated date of execution of the proposed lease. Upon Purchaser’s approval of a new lease, the new lease shall be deemed to be one of the Leases for purposes hereof.

(c)          Updated Rent Roll; Material Change in Rental Income. Seller shall deliver to Purchaser an updated Rent Roll certified by Seller to be true, correct and complete not later than two (2), but no more than five (5) days prior to Closing (the “Updated Rent Roll”). The Updated Rent Roll shall be used for calculation of pro-rations and credits at Closing. In the event that there is a change in the rental income derived from the Leases, as set forth in the Updated Rent Roll equal to or more than ten percent (10%), Purchaser shall have the absolute right to terminate this Agreement, receive back the Deposit and all interest which has accrued thereon and all obligations of Purchaser and Seller hereunder shall immediately terminate, except those specified to survive termination of this Agreement.

(d)          Tenant Estoppel Certificates. Seller shall use commercially reasonable efforts to deliver to Purchaser, at least ten (10) business days prior to Closing, estoppel certificates dated not more than thirty (30) days prior to Closing from all occupants or tenants, which estoppel certificates shall be in materially the same form as the form attached hereto as Exhibit “D” (the “Estoppel Certificates”).

(e)          SNDA. Seller shall use commercially reasonable efforts to deliver to Purchaser, at least ten (10) business days prior to Closing, Subordination Non-Disturbance and Attornment Agreements (“SNDAs”) dated not more than thirty (30) days prior to Closing from all occupants or tenants, which SNDAs conform in all material respects to the SNDA required by Purchaser’s lender and is otherwise acceptable to Purchaser’s lender. If Seller is unable to obtain the SNDAs from all tenants or occupants within the applicable time period stated above, then Purchaser may elect to terminate this Agreement and receive its Deposit, whereupon, both parties shall be released from all further obligations under this Agreement (except those specified to survive termination of this Agreement).

(f)          Failure to Obtain Tenant Estoppel Certificates. If Seller is unable to obtain the Estoppel Certificates from all tenants or occupants within the applicable time period stated above, then Purchaser may elect (a) to terminate this Agreement and receive its Deposit, whereupon, both parties shall be released from all further obligations under this Agreement (except those specified to survive termination of this Agreement), or (b) to require Seller to execute a certificate as to each of the Leases for which it has not obtained a certificate, stating the information which would have been in the certificate (“Seller Estoppel Certificate”). Each Seller Estoppel Certificate given by Seller shall survive the Closing until the earlier of three hundred sixty five (365) days after Closing, or (ii) receipt by Purchaser of an Estoppel Certificate from such tenant or occupant that contains no information which is materially contradictory to or inconsistent with the information contained in the Seller Estoppel Certificate.

(g)          Survival. The provisions of this Section 8 shall survive the Closing.

9.           SERVICE CONTRACTS. Seller shall not modify any of the Service Contracts, nor enter into any new contract or other agreement for service, maintenance or similar matters affecting the Property, or the use of it, without the prior written consent of Purchaser, which consent may be granted or withheld in Purchaser’s sole and absolute discretion. At Closing, Seller shall terminate all Service Contracts, including without limitation Seller’s existing property management agreement, at Seller’s sole cost and expense.

10.          SELLER’S REPRESENTATIONS AND WARRANTIES. Seller represents and warrants to Purchaser as follows:

(a)          Good Standing. Seller has been duly organized and is validly existing under the laws of the State of Arizona, and Seller has the legal power, right and authority to enter into this Agreement and the instruments referenced herein and to consummate the transaction contemplated hereby.

(b)          Authority. The execution and delivery of this Agreement and all documents contemplated hereunder in the manner executed and delivered by Seller, and performance of all obligations arising under this Agreement, authorized under, are not in violation of Seller’s organizational documents. This Agreement, upon execution and delivery, shall constitute Seller’s legal, valid and binding obligations, enforceable in accordance with their respective terms.

(c)          No Violation. The execution and delivery of this Agreement by Seller and the performance of and compliance with and all the covenants, agreements, representations, warranties, terms and conditions to be performed and complied with by Seller pursuant to the provisions of this Agreement will not result in the violation or breach of any applicable contracts, agreements or other obligations or commitments which bind Seller.

(d)          No Other Agreements. Seller has not entered into any contracts, subcontracts, arrangements, leases, licenses, concessions, easements, or other agreements, written or oral, affecting all or any portion of the Property, or the use of it, other than the Leases and the Service Contracts;

(e)          No Liens, Code Violations or Lawsuits. To Seller’s knowledge, there are no: (i) existing or pending improvement liens affecting the Property; (ii) violations of building codes and/or zoning ordinances or other governmental or regulatory laws, ordinances, regulations, orders or requirements affecting the Property; (iii) existing, pending or threatened lawsuits or appeals of prior lawsuits affecting Seller and/or the Property; (iv) existing, pending or threatened condemnation proceedings affecting the Property; or (v) existing, pending or threatened zoning, building or other moratoria, downzoning petitions, proceedings, restrictive allocations or similar matters that could have a material adverse effect on the use and value of the Property;

(f)          Title. Seller owns the Property;

(g)          Access. There is vehicular and pedestrian egress from and ingress to the Land over public roads;

(h)          Hazardous Materials. To Seller’s knowledge, Seller has not done nor allowed anything which could cause toxic or hazardous materials or waste to be present in, on or about the Property, and has no knowledge of any such materials or waste being or ever having been in, on, or about the Property or adjacent properties; no toxic or hazardous materials or wastes have been, are or shall be located or stored on or under the Property or on or under property adjacent to it, which have or will have an adverse effect upon the use, development and/or value of the Property; all trash, if any, located on the Property shall be removed prior to the Closing; Seller indemnifies and holds harmless Purchaser, its agents, employees, successors and assigns, against all losses, claims, damages, liability, attorneys’ and accountants’ fees and costs (including those for appellate proceedings and those of paralegals and similar persons), litigation and all other expenses related to, growing out of, or arising from any toxic or hazardous materials or wastes as described in this subsection;

(i)          Fees and Assessments. All impact fees, use fees and assessments relating to the Property have been paid and the benefits of them are assignable to Purchaser without additional cost to Purchaser.

(j)          Intentionally Deleted.

(k)          Intentionally Deleted.

(l)          No Other Commitments. No commitments or agreements have been or will be made to any governmental authority, utility company, school board, church or other religious body, any homeowners or homeowners’ association, or any other organization, group or individual, relating to the Property which would impose an obligation upon Purchaser to make any contributions or dedications of money or land to construct, install or maintain any improvements of a public or private nature on or off the Land, or otherwise impose liability on Purchaser;

(m)          Intentionally Deleted.

(n)          Intentionally Deleted.

(o)          True and Correct. No representation or warranty by Seller contained in this Agreement and no statement delivered or information supplied to Purchaser pursuant to this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements or information contained in them or in this Agreement not misleading.

(p)          Options. Seller has not granted rights of first refusal to purchase the Property or options to purchase the Property except in favor of Purchaser under this Agreement;

(q)          ERISA. Seller is not a “governmental plan” within the meaning of Section 3(32) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) or a “benefit plan investor” within the meaning of Section 3(42) of ERISA;

(r)          Brokerage Agreements. Except for the brokerage agreement in connection with the sale of the Property disclosed in Section 19 hereof, Seller has not entered into any agreement regarding any brokerage or leasing commission or fee with respect to the Property or any of the Leases that will survive the Closing;

(s)          OFAC List. To Seller’s knowledge, Seller and each of its affiliates (collectively, the “Seller Parties”) have at all applicable times been, are now and will in the future be, in compliance with the requirements of Executive Order No. 133224, 66 Fed Reg. 49079 (September 25, 2001) (the “Order”) and other similar requirements contained in the rules and regulations of the Office of Foreign Asset Control, Department of the Treasury (“OFAC”) and in any enabling legislation in respect thereof (the Order and such other rules, regulations, legislation, or orders are collectively called the “Orders”). Seller has no knowledge or notice of any fact, event, circumstance, situation or condition which could reasonably be expected to result in (i) any action, proceeding, investigation, charge, claim, report or notice being filed, commenced or threatened against any of them alleging any failure to comply with the Orders, or (ii) the imposition of any civil or criminal penalty against any of them for any failure to so comply. None of the Seller Parties are owned or controlled by, nor acts for or on behalf of, any person or entity on the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to the Order and/or on any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Orders (collectively, the “Lists”) or any other person or entity who has been determined by competent authority to be subject to the prohibitions contained in the Orders;

(t)          FIRPTA. Seller is not a foreign person within the meaning of Section 1445(f)(3) of the Internal Revenue Code of 1986, as amended, and Seller will furnish the FIRPTA Certificate to Purchaser prior to the Closing in accordance with the terms and provisions of Section 16 hereof;

(u)          Condemnation. To Seller’s knowledge, there is no condemnation or any similar proceeding pending or threatened against the Property or any portion thereof;

(v)          Sales Taxes. To Seller’s knowledge, all Arizona sales (transaction privilege tax) and use tax returns related to the Property have been filed by Seller as and when due and no objections have been taken to such returns. To Seller’s knowledge, Seller has paid all sales and use taxes and assessments which may be due and owing with respect to the operation of the Property during Seller’s period of ownership thereof. No notice of delinquency, tax warrant or other notice of tax liability has been received by Seller from the Arizona Department of Revenue or other state or local taxing authority, which has not been resolved;

(w)          Change in Representation/Waiver. From the Effective Date through the Closing Date, Seller upon becoming aware of facts that Seller knows constitute a breach of any representation or warranty set forth in this Agreement or which would make any of the representations and warranties of Seller set forth in this Agreement untrue or misleading shall promptly notify Purchaser of such facts. If Purchaser prior to the Closing Date (x) determines there is a breach of any of the representations and warranties made by Seller above or (y) learns of any pending legal proceedings or administrative actions or any violations of existing laws, ordinances, regulations and building codes affecting the Property, Purchaser may, at its option, by sending to Seller within five (5) business days after Purchaser actually learns of such breach and/or conditions written notice of its election, in any event prior to the Closing Date, either (i) to terminate this Agreement and receive the return of its Deposit together with reimbursement for its out of pocket expenses incurred in connection with this transaction or (ii) to waive such breach and/or conditions and proceed to Closing with no adjustment in the Purchase Price and Seller and Purchaser shall have no further liability as to such matter thereafter except for matters which by their terms expressly survive termination of this Agreement;

(x)          Knowledge. Terms such as “to the best of Seller’s knowledge”, and “to Seller’s knowledge” or like phrases used anywhere in this Agreement mean to the actual present knowledge of Howard John Simon, M.D.;

(y)          Representations and Warranties at Closing. The representations and warranties of Seller set forth in this Section 10 shall be deemed to be remade and restated by Seller on and as of the Closing;

(z)          Survival. The provisions of this Section 10 shall survive the Closing or the termination or cancellation of this Agreement for a period of three hundred sixty five (365) days.

11.           SELLER’S OBLIGATIONS PRIOR TO CLOSING.. Between the Effective Date and the Closing Date, Seller agrees and covenants as follows:

(a)          No Breach. Seller will not knowingly do any act or omit to do any act, or knowingly permit any act or omission, which will cause a breach or default of this Agreement.

(b)          Maintain Property and Insurance. Seller will maintain the physical condition of the Property in the same condition existing at the date hereof, reasonable wear and tear excepted. All insurance policies which affect the Property shall be maintained by Seller in full force and effect, insuring the Property at its full insurable value on a replacement cost basis with reputable insurance companies reasonably acceptable to Purchaser; Seller shall deliver copies of Seller’s insurance policies to Purchaser within the time period for delivery of the Title Evidence;

(c)          Maintain the Leases. Except as specifically provided for in Section 8(b), Seller agrees that it shall not enter into any amendment, modification, extension or any other change or renewal of any of the Leases, without first obtaining Purchaser’s prior written consent, which shall not be unreasonably withheld, except for extensions or renewals which Seller is required to make pursuant to the terms of any of the Leases. Further, Seller shall not enter into new leases without first obtaining Purchaser’s prior written consent, which consent shall not be unreasonably withheld or delayed.

(d)          No Renovations. Except as may be expressly permitted in this Agreement, Seller will not undertake or commence any renovations of or alterations to the Property or any part thereof, except those necessary to remedy building, code and zoning violations or those necessary to comply with any obligation of Seller under this Agreement, without the prior written consent of Purchaser.

(e)          No Further Encumbrances. Seller shall not encumber or permit to be encumbered with any encumbrance, lien or other claim which may affect title thereto, all or any part of the Property.

(f)          Existing Obligations. Seller shall use its best efforts and good faith to keep and perform, or cause to be kept and performed, all of the obligations to be kept and performed by it under the Leases, Service Contracts, and other obligations affecting the Property and to collect and enforce, or cause to be collected and enforced, all rents and other obligations to be paid or performed by the other parties to such Leases, Service Contracts, and/or other obligations.

(g)          Compliance with Law. Seller shall comply prior to Closing with all laws, rules, regulations, and ordinances of all governmental authorities having jurisdiction over the Property.

(h)          Arizona State and Local Taxes.

(i)          Seller shall order a good standing letter from the City of Phoenix (the “City”) pursuant to the Phoenix City Code (the “Code”) § 46-3.15-595(d), showing that no amount of municipal transaction privilege (sales) taxes, excise taxes, use taxes and other taxes (excluding estate and income taxes) is due as shown on the City's records. Seller shall deliver the City good standing letter to Purchaser as soon it is received from the City, but not later than the date that is three (3) days prior to the Closing Date.

(ii)         Seller shall order a good standing letter from the Arizona Department of Revenue ("ADOR") pursuant to A.R.S. § 42-1110(b) showing that no amount of Arizona transaction privilege (sales) taxes, excise taxes, use taxes and other taxes (excluding estate and income taxes) is due as shown on ADOR's records. Seller shall deliver the ADOR good standing letter to Purchaser as soon it is received from ADOR, but not later than the date that is three (3) days prior to the Closing Date.

(iii)        Seller shall file by the twentieth (20th) day (if possible or promptly thereafter) after the calendar month end immediately following the Closing Date (or sooner if required by law) with ADOR and the City all final tax returns for all transaction privilege (sales) taxes, excise taxes, use taxes, and other taxes arising from transactions occurring prior to or on the Closing Date, including the City's transaction privilege tax arising from the sale of real property pursuant to this Agreement and owed by Seller under the speculative builder classification or owner-builder classification under Code §§ 46-3.14-416 or 14-417, as applicable. Seller shall furnish to Purchaser evidence of filing such returns, making of such payments, and detailed information substantiating the tax credits claimed by Seller under Code § 46-3.14-416(c)(3) or § 14-417(c), as applicable, including but not limited to information on City transaction privilege tax previously paid by any construction contractor on this project under the construction contracting classification in Code § 46-3.14-415.

12.           CONDITIONS PRECEDENT. The following are express conditions precedent to Purchaser’s obligation to close this transaction:

(a)          Representations and Warranties. The truth and correctness of all of Seller’s representations and warranties and the fulfillment of all of Seller’s covenants at all times during the term of this Agreement and as of Closing.

(b)          ADA Compliance. The Property shall be fully compliant with current codes and requirements under the Americans with Disabilities Act of 1990.

(c)          Fire Compliance. The Property shall be fully compliant with current fire codes and requirements pertaining to the Property.

(d)          No Deferred Maintenance. There shall be no deferred maintenance items in connection with the Property’s structural elements, capital equipment and roofs.

(e)          Additional Conditions. In addition, the obligations of Purchaser to consummate the transaction hereunder shall be subject to the fulfillment on or before the date of Closing of all of the following conditions:

(i)          Seller shall have delivered all of the items required to be delivered pursuant to the terms of this Agreement.

(ii)         Seller shall have performed and observed, in all material respects, all covenants and agreements of this Agreement to be performed and observed by Seller within the time frames required under this Agreement.

(iii)        Seller shall have delivered, at least ten (10) days prior to Closing, audited financial statements for the periods ending December 31, 2015 and June 30, 2016 in connection with the Property certified by an accounting firm mutually agreed upon by Purchaser and Seller that is registered with the Public Company Accounting and Oversight Board (PCAOB).

(f)          Waiver of Conditions. Purchaser shall be permitted to waive any of the conditions precedent set forth in this Section 12 in Purchaser’s sole and absolute discretion and close on the purchase of the Property contemplated by this Agreement in Purchaser’s sole and absolute discretion, by written instrument, at any time prior to or at Closing.

13.          PRORATIONS.

(a)          Taxes and Other Proratable Items. To the extent not reimbursed by tenants pursuant to the terms of the leases, real estate and personal property taxes (less maximum discount allowed for prompt payment), insurance (if assumed by Purchaser), rents, interest, costs and revenues and all other proratable items shall be prorated as of the date of Closing. In the event the taxes for the year of Closing are unknown, the tax proration shall be based upon the taxes for the prior year, and at the request of either party, the taxes for the year of Closing shall be re-prorated and adjusted when the tax bill for such year is received and the actual amount of taxes is known. All improvement districts, community facilities districts, and special assessments (if any) applicable to the Property but not collected as part of the property tax rolls will be assumed by Purchaser and prorated between Purchaser and Seller based on all interest payments and annualized principal payments, and the installments of which are not yet due shall be the obligation of Purchaser and title to the Property may be conveyed subject to any such assessments.

(b)          Security Deposits and Advance Rent. Purchaser shall receive a credit at Closing against the Purchase Price for any security deposits or advance rent paid by tenants or occupants under the Leases.

(c)           Amounts Due under Service Contracts. Any amounts paid or due under any Service Contract shall be pro-rated as of the Closing Date and the appropriate credit or charge shall be reflected on the closing statement.

(d)          Utilities and Insurance. Utility bills or charges, where applicable, shall be prorated as of the Closing Date. The parties shall, to the extent reasonably possible, have utility meters read the day preceding the Closing Date and Seller shall be responsible for paying all utility bills or charges which accrued against the Property prior to the Closing Date and Purchaser shall be required to pay all utility bills or charges accruing against the Property on or subsequent to the Closing Date, with any charge for which a reading could not be made as of the day preceding the Closing Date being prorated as of the Closing Date using an estimate based on the most recent reading for such utility. Purchaser shall secure its own insurance on the Property as of the Closing Date, and Seller shall cancel all existing insurance policies as of the Closing Date. Purchaser and Seller shall, before and after Closing, reasonably cooperate with each other in connection with this Section.

(e)          Income and Expenses of the Property.

(i)          The parties agree that, except as otherwise specifically stated elsewhere in this Agreement, all income and expenses of the Property are intended to be prorated as of midnight of the day before the Closing Date. Purchaser shall be deemed the owner of the Property, for the purpose of such calculation, for the entire Closing Date. Income shall include all revenue of Seller derived from the operation of the Property. Expenses shall include all expenses from the operation of the Property. Income actually received by Seller prior to Closing in payment for a period subsequent to Closing shall appear on the closing statement as a credit to Purchaser. Expenses actually paid by Seller prior to Closing in payment for a period subsequent to Closing shall appear on the closing statement as a credit to Seller. Any and all Income (including Rents) received by Seller after the Closing, for a period prior to the Closing, shall be promptly delivered to Purchaser.

(ii)         Notwithstanding anything to the contrary in Section 8 above, rents under the Leases, including without limitation fixed rent, additional rent, and operating expense pass-throughs (collectively, “Rents”), shall be addressed in the manner set forth in this Section 13. All collected Rents for the month in which Closing occurs shall be prorated as of midnight the day before the Closing Date. All uncollected Rents for the months prior to the month in which the Closing occurs and all uncollected Rents for the month of Closing (the “Delinquent Rents”), shall remain Seller’s property, and neither Purchaser nor Seller shall receive any proration credit therefor at Closing. All prepaid Rents (for the months following Closing) paid to or in possession of Seller shall be credited to Purchaser at Closing. Purchaser agrees to use commercially reasonable efforts, for a period of thirty (30) days after Closing, to collect Delinquent Rents from each tenant remaining in possession of its space under a Lease. Any and all amounts received by Purchaser from any party owing the Delinquent Rents which are received by Purchaser after the Closing Date shall first be applied to Purchaser’s reasonable collection costs (including reasonable attorneys’ fees and costs), then to accrued obligations, in the order of the most recently accrued obligations of the applicable tenant under its Lease as of the date of Purchaser’s receipt of such amounts. Purchaser shall promptly deliver to Seller any funds to be applied to Delinquent Rents in accordance with the preceding sentence. No portion of Delinquent Rents attributable to a particular tenant shall be applied against the rents or Delinquent Rents attributable to another tenant, or the expenses incurred by Purchaser in collecting such rents or Delinquent Rents from other tenants. Purchaser shall not be obligated to file suit to collect the Delinquent Rents.

(iii)        All security deposits or prepaid rents held by or under the control of Seller with respect to the Leases, less any offsets indicated thereon as hereinafter defined, if applicable), shall be paid or credited to Purchaser as of the Closing Date. Seller shall not, after the Effective Date and prior to Closing, further offset all or any portion of such security deposits or prepaid rents without the prior written consent of Purchaser.

(iv)         Any lease commissions or construction costs which are (i) incurred by Seller in connection with the Leases or (ii) associated with currently existing renewal, expansion or refusal rights of tenants under the Leases exercised after the Effective Date but prior to Closing shall be prorated between the parties in proportion to the percentage of the Lease term in the case of (i) above, or the renewal term or term applicable to the expansion or refusal rights in the case of (ii) above, which falls before the Closing Date (which shall be Seller’s portion) and the percentage of same which falls after the Closing Date (which shall be Purchaser’s portion). Any other lease commissions or lease construction costs incurred by Seller in connection with the Leases shall be the responsibility of Seller; provided, however, that Purchaser shall bear the cost of any lease commissions or construction costs associated with currently existing renewal, expansion or refusal rights of tenants under the Leases exercised after Closing and shall indemnify Seller with respect thereto.

(f)          True-Up Adjustments. Notwithstanding anything to the contrary which may be contained herein, upon the annual reconciliation of such pass-throughs with the tenants of the Property for the 2016 calendar year, (i) if such reconciliation results in there being refunds due and payable to the tenants in a total amount exceeding $5,000.00, Seller shall pay to Purchaser Seller’s share of such refund amounts prorated for the portion of the year during which Seller owned the Property, and (ii) if such reconciliation results in tenants owing funds in a total amount exceeding $5,000.00, Purchaser shall have the right to collect such funds from the tenants and Purchaser shall pay to Seller a portion of the funds so collected, prorated for the portion of the year during which Seller owned the Property.

(g)          Survival. The provisions of this Section 13 shall survive Closing.

14.         IMPROVEMENT LIENS. Certified, confirmed or ratified liens for governmental improvements as of the date of Closing, if any, shall be paid in full by Seller, and pending liens for governmental improvements as of the date of Closing shall be assumed by Purchaser, provided that where the improvement has been substantially completed as of the date of Closing, such pending lien shall be considered certified.

15.         EXPENSES; DOCUMENTARY STAMPS AND INTANGIBLE TAXES. At the Closing, Seller shall pay the premium for the standard coverage owner’s title insurance policy, all state and county documentary stamps and other transfer taxes (including, without limitation, any surtax or tax imposed on the transfer of intangibles), if any, due on the deed of conveyance, and its own attorneys’ fees. Purchaser shall pay its own attorneys’ fees, all survey costs, and all costs of recording any mortgage and financing statements, documentary stamps on the note, and intangible tax on the mortgage, and all costs of issuing any mortgagee’s title insurance policy, including, without limitation, any closing fee, the mortgagee’s title insurance premium, extended coverage title insurance premium, and the costs of any endorsements required by the mortgagee. Each party shall bear the recording costs of any instruments received by that party, except that Seller shall pay the recording costs on documents necessary to clear title.

16.          CLOSING.

(a)          Seller shall convey title to the Property by Special Warranty Deed in the form attached hereto as Exhibit “E” subject only to the Permitted Exceptions, along with an Affidavit of Property Value. Seller shall also deliver to Purchaser at the Closing:

(i)          a bill of sale covering the Personal Property in the form attached hereto as Exhibit “F”;

(ii)         an assignment of all Intangible Property in the form attached hereto as Exhibit “G”;

(iii)        an assignment and assumption of the Leases, rents and deposits, with certification of the Rent Roll and Purchaser’s execution to assume all obligations under the Leases from and after the date of Closing, in the form attached hereto as Exhibit “H”;

(iv)         appropriate assignments of all leases, deposits, licenses, easements, rights-of-way, contract rights, intangible rights and other property and rights included in this transaction, if, and to the extent, any exist;

(v)          intentionally deleted;

(vi)         any and all guaranties and warranties on all property conveyed pursuant to this Agreement, with assignment of all rights under the guaranties and warranties, if any, and to the extent assignable and if of no cost to Seller;

(vii)        a no-lien, possession and gap affidavit attesting to the absence of any financing statements, liens or claims of lien against the Property, attesting to the fact that no improvements to the Property have been made within the ninety (90) days preceding Closing which have not been paid for, and attesting to the absence of parties in possession, in form satisfactory the title insurance company issuing title insurance to delete the standard exceptions relating to such matters;

(viii)      a non-foreign certificate and other documentation as may be appropriate and satisfactory to Purchaser to meet the non-withholding requirements under FIRPTA and any other federal statute or regulations (or, in the alternative, Seller shall cooperate with Purchaser in the withholding of funds pursuant to FIRPTA regulations);

(ix)         an appropriate reporting form to be submitted with the deed at time of recordation;

(x)          appropriate corporate resolutions and certificates of good standing of Seller;

(xi)         Tenant notice letters regarding payment of rent;

(xii)        a closing statement to be executed by Purchaser and Seller; and

(xiii)      keys, magnetic cards, and other similar items that provide access to the Property.

(b)          At Closing, Seller and Purchaser shall each execute counterpart closing statements and such other documents as are reasonably necessary to consummate this transaction.

17.          DEFAULT BY SELLER. If Seller fails to perform any of the terms and conditions of this Agreement or is otherwise in default under this Agreement, then Purchaser, at Purchaser’s sole option and as its sole and exclusive remedy, may elect to either:

(b)          Close “As Is”. Waive the default or failure and close without any reduction in the Purchase Price; or

(c)          Terminate Agreement. After giving Seller an opportunity to cure any breach and Seller failing which after five (5) days, cancel this Agreement by written notice to Seller given on or before the Closing Date, in which event Escrow Agent shall be irrevocably obligated to return the Deposit together with all interest earned on it to Purchaser and the Seller shall reimburse Purchaser for all out-of-pocket expenses incurred by Purchaser related to the purchase of the Property; upon such return and reimbursement, both parties shall be released from all further obligations under this Agreement except for those specified to survive termination of this Agreement, unless the default was caused by the willful act or omission of, or the misrepresentation or breach of warranty or covenant by, Seller, in which event Seller shall continue to be liable for damages caused by such default. The five (5) day cure period shall not apply to Seller’s obligation to close on the Closing Date; or

(d)          Specific Enforcement. Seek specific performance of Seller’s obligations under this Agreement.

18.          DEFAULT BY PURCHASER. In the event of the failure or refusal of Purchaser to close this transaction, without fault on Seller’s part and without failure of title or any conditions precedent to Purchaser’s obligations under this Agreement, Seller, at Seller’s option, shall (i) have the right to receive the Deposit together with all interest earned on it as agreed and liquidated damages for said breach and as Seller’s sole and exclusive remedy, whereupon the parties shall be relieved of all further obligations under this Agreement except for those specified to survive termination of this Agreement.

19.          BROKERS.

(a)          Disclosed Broker(s). The parties each represent and warrant to the other that the only real estate broker, salesman or finder involved in this transaction is Newmark Grubb Knight Frank (the “Disclosed Broker”). Seller shall pay all real estate brokerage commissions which may be owing to the Disclosed Broker pursuant to separate agreement, and Seller shall indemnify, defend and hold Purchaser harmless from claims for such payments. If a claim for brokerage or similar fees in connection with this transaction is made by any broker, salesman or finder other than the Disclosed Broker claiming to have dealt through or on behalf of one of the parties to this Agreement, then that party shall indemnify, defend and hold the other party under this Agreement harmless from all liabilities, damages, claims, costs, fees and expenses whatsoever (including reasonable attorneys’ fees and court costs, including those for appellate matters) with respect to said claim for brokerage. The provisions of this section shall survive the Closing or the termination or cancellation of this Agreement.

(b)          Brokers’ Addresses. The Disclosed Broker’s address is:

2398 E. Camelback Rd.

Phoenix, AZ 85017

Phone:

Fax:

20.         ASSIGNABILITY. Upon five (5) business days prior written notice to Seller, Purchaser shall be entitled to assign Purchaser’s rights and obligations under this Agreement without Seller’s consent to any entity owned and controlled by Purchaser or Purchaser’s principals, but to no other person or entity without Seller’s prior written consent. For purposes of this Section 20, “Control” means possession of the power to direct or cause the direction of the management and policies whether through the ownership of voting rights, equity, by contract or otherwise.

21.          ESCROW AGENT.

(a)          Duties. Escrow Agent undertakes to perform only such duties as are expressly set forth in this Agreement. Escrow Agent shall not be deemed to have any implied duties or obligations under or related to this Agreement.

(b)          Authority. Escrow Agent may (a) act in reliance upon any writing or instrument or signature which it, in good faith, believes to be genuine; (b) assume the validity and accuracy of any statement or assertion contained in such a writing or instrument; and (c) assume that any person purporting to give any writing, notice, advice or instructions in connection with the provisions of this Agreement has been duly authorized to do so. Escrow Agent shall not be liable in any manner for the sufficiency or correctness as to form, manner of execution, or validity of any instrument deposited in escrow, nor as to the identity, authority, or right of any person executing any instrument; Escrow Agent’s duties under this Agreement are and shall be limited to those duties specifically provided in this Agreement.

(c)          Indemnity. The parties to this Agreement do and shall indemnify Escrow Agent and hold it harmless from any and all claims, liabilities, losses, actions, suits or proceedings at law or in equity, or other expenses, fees, or charges of any character or nature, including attorneys’ fees and costs, which it may incur or with which it may be threatened by reason of its action as Escrow Agent under this Agreement, except for such matters which are the result of Escrow Agent’s negligence or malfeasance.

(d)          Dispute. If the parties (including Escrow Agent) shall be in disagreement about the interpretation of this Agreement, or about their respective rights and obligations, or about the propriety of any action contemplated by Escrow Agent, Escrow Agent may, but shall not be required to, file an action in interpleader to resolve the disagreement; upon filing such action, Escrow Agent shall be released from all obligations under this Agreement. Escrow Agent shall be indemnified for all costs and reasonable attorneys’ fees, incurred in its capacity as escrow agent in connection with any such interpleader action. Escrow Agent shall be fully protected in suspending all or part of its activities under this Agreement until a final judgment in the interpleader action is received.

(e)          No Liability. Escrow Agent may consult with counsel of its own choice, including counsel within its own firm, and shall have full and complete authorization and protection in accordance with the opinion of such counsel. Escrow Agent shall otherwise not be liable for any mistakes of fact or errors of judgment, or for any acts or omissions of any kind unless caused by its gross negligence or willful misconduct.

(f)          Resignation. Escrow Agent may resign upon five (5) days’ written notice to Seller and Purchaser. If a successor escrow agent is not appointed jointly by Seller and Purchaser within the five (5) day period, Escrow Agent may petition a court of competent jurisdiction to name a successor.

(g)          Survival. The provisions of this Section 21 shall survive the Closing and also the termination or cancellation of this Agreement.

22.         NOTICES. Any notices required or permitted to be given under this Agreement shall be delivered by hand, mailed by certified or registered mail, return receipt requested, in a postage prepaid envelope, or delivered by a nationally recognized overnight delivery service, and addressed as described below; notices shall be deemed effective only upon receipt or refusal of delivery. Notices may also be given by facsimile effective as of the date of receipt (or, if not a business day, the first business day thereafter).

Notices to Purchaser:	BANYAN THIRD STREET LLC
c/o Banyan Medical Partners
2255 Glades Road, Suite 324A
Boca Raton, Florida 33431
Attn: Jon Ryan, President & CEO
Fax: (561) 516-6307

With a copy to:	Proskauer Rose LLP
2255 Glades Road
Suite 421A
Boca Raton, Florida 33431
Attn: Stuart T. Kapp, Esq.
Fax: (561) 241-7145

Notices to Seller:	Signal Healthcare, LLC
5800 N. Yucca
Paradise Valley, AZ 85253
Attn: John D. Simon, M.D.
Phone:________________
Fax:__________________

With a copy to:	John A. Hink, Esq.
6750 E. Camelback Rd.
Suite 100
Scottsdale, AZ 85251
Phone: (480) 682-3913
Fax: (480) 385-2757

Notices to Escrow Agent:	Security Title Agency
2398 E. Camelback Rd.
Suite 130
Phoenix, AZ 85016
Attn: David J. Itzkowitz
Phone:_______________
Fax:_________________

23.         RISK OF LOSS.

(a)          Condition of Property. The Property shall be conveyed to Purchaser in the same condition as on the date of this Agreement, ordinary wear and tear excepted, free of all tenancies or occupancies except those set forth in Exhibit “C” or hereafter approved by Purchaser in writing. Seller shall not remove anything from the Property between the date of this Agreement and Closing.

(b)          Condemnation. Upon receipt of an offer or any notice or communications from any governmental or quasi-governmental body seeking to take under its power of eminent domain all of the Property (“Total Taking”) or a portion of the Property (“Partial Taking”), Seller shall promptly notify Purchaser in writing of the receipt of same and shall send such communication, or a copy of it, to Purchaser. Upon receipt of notice of a Total Taking or a Partial Taking, as the case may be, Purchaser shall have the right to rescind this Agreement by delivery of written notice to Seller within thirty (30) days of Purchaser’s receipt of the written notice from Seller. In the event Purchaser elects to rescind, then Purchaser shall receive a refund of the Deposit together with all interest earned on it, in which case both parties shall be relieved of all further obligations under this Agreement except those specified to survive termination of this Agreement. In the event Purchaser elects not to rescind, then Purchaser shall be entitled to all condemnation awards and settlements. For purposes of this Agreement, a “Partial Taking” shall be a taking of ten percent (10%) or more of the Property or a taking of any smaller portion of the Property which will adversely affect the value of the Property or interfere with the ability to develop the Property. Seller and Purchaser agree to cooperate with each other to obtain the highest and best price for the condemned property.

(c)          Damage or Destruction. In the event that the Property is damaged or destroyed by fire or other casualty prior to Closing, Seller shall repair and restore the Property to the same condition as before the fire or casualty, and the Closing shall be deferred for up to thirty (30) days to permit such repair and restoration. If Seller is unable to repair and restore within such thirty (30) day period, then Purchaser shall have the option of: (i) extending the thirty (30) day period for up to one hundred eighty (180) days, or (ii) canceling this Agreement and receiving a refund of the Deposit together with all interest earned on it, in which case both parties shall be released from all further obligations under this Agreement (except those specified to survive termination of this Agreement), or proceeding with the Closing, in which case Purchaser shall be entitled to all insurance proceeds (subject to the rights of the holder(s) of the Existing Mortgage), and to a credit equal to the insurance deductibles, and to a credit equal to the replacement cost not covered by insurance proceeds and deductibles.

24.          SELLER’S INDEMNITY. Seller shall and does indemnify and hold Purchaser harmless from any and all liability, including costs and attorneys’ fees, including those for appellate proceedings: (i) to the State of Arizona and the City for sales (transaction privilege) tax due on any rentals or sales prior to Closing, under Arizona Revised Statutes Section 42-5069 and Section 46-3.14-445 of the City Code; (ii) for services rendered prior to Closing under any contracts for services to the Property existing now or at any time prior to Closing; (iii) for any security deposits of tenants received by Seller prior to Closing and not credited to Purchaser at Closing; and (iv) for any personal property taxes remaining unpaid for calendar years prior to the year of Closing.

25.          MISCELLANEOUS.

(a)          Governing Law. This Agreement has been negotiated and executed in Arizona; it shall be construed and governed in accordance with the laws of the State of Arizona, without application of conflicts of laws principles.

(b)          Severability. In the event any term or provision of this Agreement is determined by appropriate judicial authority to be illegal or otherwise invalid, such provision shall be given its nearest legal meaning or be construed as deleted as such authority determines, and the remainder of this Agreement shall be construed to be in full force and effect.

(c)          Attorneys’ Fees. In the event of any litigation between the parties under this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees. Wherever provision is made in this Agreement for “attorneys’ fees,” such term shall be deemed to include accountants’ and attorneys’ fees and court costs, whether or not litigation is commenced, including those for appellate proceedings and for paralegals and similar persons.

(d)          Construction. Each party has participated fully in the negotiation and preparation of this Agreement with full benefit of counsel. Accordingly, this Agreement shall not be more strictly construed against either party.

(e)          Interpretation. Whenever used in this Agreement, the singular shall include the plural, the plural shall include the singular, any gender shall include every other and all genders, and captions and paragraph headings shall be disregarded. Whenever in this Agreement the context allows, the word “including” will be deemed to mean “including without limitation”.

(f)          Captions and Capitalized Terms. The captions in this Agreement are for the convenience of reference only and shall not be deemed to alter any provision of this Agreement. Capitalized terms are also selected only for convenience of reference and do not necessarily have any connection to the meaning that might otherwise be attached to such term in a context outside of this Agreement.

(g)          Calculation of Time Periods. Any reference in this Agreement to time periods less than five (5) days shall, in the computation thereof, exclude Saturdays, Sundays, and legal holidays; any time period provided for in this Agreement which shall end on a Saturday, Sunday or legal holiday shall extend to 5:00 p.m. Eastern Time of the next full business day. Any time period provided for in this Agreement which shall end on a Saturday, Sunday or legal holiday shall extend to 5:00 p.m. Eastern Time of the next full business day.

(h)          Entire Agreement. This Agreement constitutes the entire agreement between the parties and may not be changed, altered or modified except by an instrument in writing signed by the party against whom enforcement of such change would be sought.

(i)          Binding Effect. All of the terms of this Agreement, including but not limited to the representations, warranties and covenants of Seller, shall be binding upon and shall inure to the benefit of the parties to this Agreement and their respective successors and assigns.

(j)          Typewritten or Handwritten Provisions. Typewritten or handwritten provisions which are inserted in or attached to this Agreement as addenda or riders shall control all printed or pretyped provisions of this Agreement with which they may be in conflict.

(k)          Time of Essence. Time is of the essence as to all material terms of this Agreement.

(l)          No Recording. Neither this Agreement nor any memorandum of the terms hereof shall be recorded or otherwise placed in any public records and any recording of it shall render this Agreement unenforceable by the recording party. Any breach of this covenant shall entitle the party not placing same of record to pursue its rights and remedies under Section 17 or Section 18, as the case may be.

(m)          Survival. All covenants, representations, agreements and warranties of Seller in this Agreement, all remedies related to them, and the provisions of this Section 28 shall survive the Closing or the termination or cancellation of this Agreement.

(n)          Like-Kind Exchange. Purchaser and Seller each hereby acknowledge that the sale and purchase of the Property pursuant to this Agreement may comprise part of independent like-kind (tax deferred) exchange under Section 1031 of the Internal Revenue Code, provided that same will not delay the Closing, cause additional expense to either party, increase either party’s liabilities or obligations or otherwise modify any of the terms or provisions of this Agreement. Seller’s and/or Purchaser’s rights, as the case may be, under this Agreement may be assigned to a qualified intermediary for the purpose of completing such an exchange. Each party agrees to reasonably cooperate with the other party and the other party’s qualified intermediary for the purpose of effectuating or facilitating such like-kind exchange, provided that neither party shall be required to incur any liability or costs, or take title to any other property, in connection therewith.

26.         WAIVER OF JURY TRIAL. SELLER AND PURCHASER MUTUALLY AGREE THAT THEY WAIVE ALL RIGHTS TO A TRIAL BY JURY IN THE EVENT OF ANY DISPUTE OR COURT ACTION ARISING FROM, GROWING OUT OF, OR RELATED TO, THIS AGREEMENT. THE PARTIES ACKNOWLEDGE THAT THIS WAIVER IS A SIGNIFICANT CONSIDERATION TO EACH OF THEM TO ENTER INTO THIS AGREEMENT.

27.         Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Agreement by signing such counterpart.

28.         Cooperation Regarding Tax Information. Seller agrees to provide or to cause the appropriate party to provide to Purchaser, information (including reasonable access to the books and accounts of Seller or such person) necessary for the preparation of any tax return or other submissions to federal, state, or local tax authorities (including information necessary to contest any proposed or actual assessment of a tax or similar levy for which Purchaser is responsible) for all taxable periods of Purchaser following and including the taxable period which includes the Closing Date. In addition, Purchaser and their representatives shall each have the right from time to time following the Closing, on prior notice to the other party, during ordinary business hours on business days, to review Seller’s books and records with respect to the Property to ascertain the accuracy of any billings (including in connection with the exercise of any tenant audit rights under its lease) during Seller’s and respective period of ownership of the Property. This provision shall survive the Closing for a period of two (2) years.

[SIGNATURES ARE ON NEXT PAGE]

EXECUTED as of the date first written above in several counterparts, each of which shall be deemed an original, but all of which constitute only one agreement.

PURCHASER:

BANYAN THIRD STREET LLC,
an Arizona limited liability company

By:	Banyan Rail Services Inc.,
its Managing Member

By:	/s/ Jon Ryan
Print Name:	Jon Ryan
Its:	President & CEO

Date:	8/8/2016

SELLER:

SIGNAL HEALTHCARE, LLC, an Arizona limited liability company

By:
Print Name:
Its:

Date:

CONSENT OF ESCROW AGENT

The undersigned hereby agrees to act as Escrow Agent pursuant to the foregoing Purchase and Sale Agreement. The undersigned Escrow Agent acknowledges receipt of a check, subject to clearance, in the amount of Fifty Thousand and No/100 Dollars ($50,000.00) to be held as the Initial Deposit pursuant to the foregoing Agreement.

ESCROW AGENT:

SECURITY TITLE AGENCY

By:
Its:

Exhibit “A”

Legal Description

[see next page]

Exhibit “B”

Service Contracts

1.	Arizona Fire Test, Inc.

2.	Republic Industries

3.	Titan Alarm

Exhibit “C”

Rent Roll

[see next page]

Exhibit “D”

Tenant Estoppel Certificate

TENANT:______________________________________________

SUITE NO:______________ (“Suite”) at the ________________________ (“Premises”).

SUITE ADDRESS: __________________________, Arizona.

The undersigned (“Tenant”) hereby certifies to BANYAN THIRD STREET LLC and its successors and assigns (the “Purchaser”) and to Purchaser’s lender, and its successors and assigns (the “Lender”), as follows:

a)           Tenant is the present tenant of the Suite pursuant to that certain Lease dated ___________, ____, by and between _______________________ (“Landlord”) or its predecessor-in-interest, as landlord, and Tenant or its predecessor-in-interest, as tenant (“Lease”). A true, correct and complete copy of the Lease, together with any amendments, modifications and supplements thereto and any guaranties thereof, is attached hereto. The Lease is the entire agreement between Landlord (or any affiliated party) and Tenant (or any affiliated party) pertaining to the Suite. There are no amendments, modifications, supplements, arrangements, side letters or understandings, oral or written, of any sort, of the Lease, except those which are attached hereto. The Lease has been duly executed and delivered by, and is a binding obligation of, Tenant, and the Lease is in full force and effect.

b)           The primary term of the Lease is for a period of ____________ (___) years, commencing _______________, ____ and expiring on ______________, _____. [The Lease also contains ____ renewal option[s] for a period of ___________ (___) years [each] under the terms and conditions specified in the Lease.]

c)           The current monthly rental of $__________________ has been paid through ________, 2016. Monthly rent is payable in advance on the first day of each calendar month. All additional rents and other sums due and payable under the Lease have been paid through the date hereof. No rents, additional rents or other sums payable under the Lease have been paid more than one (1) month in advance of the due dates therefor. [Tenant’s percentage share of operating expenses/common area charges, insurance and real estate taxes is _____%, which is currently being paid on an estimated basis in advance at the rate of $__________ per month.] [Tenant is obligated to pay percentage rent equal to ____% of annual gross sales in excess of $__________. Percentage rent has been paid through __________, 2016.]

d)           A security deposit of $ _____________ has been paid under the Lease.

e)           All obligations of Landlord under the Lease as of the date hereof have been performed. As of the date hereof, to Tenant’s knowledge, neither Tenant nor Landlord are in default in the performance of any of their respective obligations under the Lease, nor does any condition exist which with the giving of notice of the passage of time, or both, would constitute a default by Tenant or Landlord under the Lease.

f)         Tenant has unconditionally accepted possession of the Suite and is now occupying the Suite and open for business. Any improvements to be made by the Landlord have been completed to the satisfaction of Tenant. Tenant has received payment in full of any tenant improvement allowance or build-out allowance or any other payment to be provided by Landlord under the terms of the Lease. Tenant is not aware of any defect in the Suite.

g)         There is no remaining free rent period or any unexpired concession or abatement of rent. The lease term has commenced and full rental is now accruing thereunder. Landlord is not reimbursing Tenant or paying Tenant’s rent obligations under any other lease, and Tenant has not advanced any funds for or on behalf of Landlord for which Tenant has a right of deduction from, or set off against, future rent payments. Tenant has no present right to any credit, offset, deduction or defense against any rents, additional rents or other sums due or to become due under the Lease.

h)         No assignments, subleases, mortgages, hypothecation, or other transfers of Tenant’s interest in the Lease are currently in effect. Tenant is not insolvent and is able to pay its debts as they mature. Tenant has not declared bankruptcy or similar insolvency proceeding, and has no present intentions of doing so, no such proceeding has been commenced against Tenant seeking such relief, and Tenant has no knowledge that any such proceeding is threatened.

i)         The Lease does not contain and Tenant does not otherwise have any (1) option to purchase the Suite or the Premises, (2) right of first refusal with respect to the Suite or the Premises, (3) any right to lease additional space in the Premises, or (4) right to terminate or cancel the Lease in whole or in part (except as expressly set forth in the Lease).

j)          Neither the Landlord nor the Tenant has commenced any action to terminate the Lease or has given or received any notice of default with respect to the Lease.

k)         Tenant hereby acknowledges and agrees that Tenant’s rights under the Lease shall be subject and subordinate to Lender’s rights under any mortgage, deed of trust or similar agreement given by Landlord in connection with the loan being provided by Lender to Purchaser. Tenant shall attorn to and accept performance by Lender of any covenant, agreement or obligation of Landlord contained in the Lease with the same force and effect as if performed by Landlord. In no event, however, shall Lender be obligated to perform any such covenant, agreement, or obligation of Landlord under the Lease.

l)         The person signing this Tenant Estoppel Certificate is duly authorized to sign this Certificate on behalf of Tenant and execution hereof is the binding act of Tenant enforceable against Tenant.

m)           This Tenant Estoppel Certificate is made knowing that Purchaser and Lender are relying upon the representations herein made. The term “Lender” as used herein includes any successor or assign of the named Lender and the term “Landlord” as used herein includes any successor or assign of the named Landlord.

TENANT:

____________________________________

By:_________________________________

Name: ______________________________

Title: _______________________________

Dated:_______________________, 2016

Exhibit “E”

Special Warranty Deed

RECORDING REQUESTED BY AND

WHEN RECORDED RETURN TO:

Proskauer Rose LLP

2255 Glades Road, Suite 421A

Boca Raton, FL 33431

Attn: Stuart T. Kapp, Esq.

SPECIAL WARRANTY DEED

For the consideration of Ten Dollars ($10.00), and other valuable considerations, [_________________], an Arizona limited liability company (“Grantor”), hereby grants, bargains, sells and conveys to BANYAN THIRD STREET LLC, an Arizona limited liability company (“Grantee”), the following described real property situated in Maricopa County, Arizona (the “Property”):

See legal description set forth in Exhibit A attached and incorporated by this reference,

together with all improvements, buildings, structures and fixtures located thereon; all easements, if any, benefiting the Property; all rights, benefits, privileges and appurtenances pertaining to the Property, including any right, title and interest of Grantor in and to any property lying in or under the bed of any street, alley, road or right-of-way, open or proposed, abutting or adjacent to the Property; the strips, gaps or gores, if any, between the Property and abutting property; all water, water rights, oil, gas or other mineral interests in, on, under or above the Property; and all rights and interests to receive any condemnation awards from any condemnation proceeding pertaining to the Property, sewer rights, water courses, wells, ditches and flumes located on or appurtenant to the Property.

SUBJECT TO any taxes and assessments not yet due and payable, easements and restrictions of public record, and encroachments visible upon the Property.

Grantor warrants the title to the Property against all acts of Grantor and any persons claiming by, through or under Grantor, but no other.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Grantor has caused this Deed to be executed by its duly authorized and empowered representative as of the    day of                         , 2016.

GRANTOR:

[_________________],
an Arizona limited liability company

By:
Name (Print):
Title:

STATE OF ARIZONA	)
) ss:
COUNTY OF MARICOPA	)

On this _____ day of ______________, 2016, before me, personally appeared _____________________, as ____________ of [_________________], on behalf of said company, who is personally known to me or proved to me on the basis of satisfactory evidence to be the person whose name is subscribed to this instrument, and acknowledged to me that he executed it in such capacity and on behalf of said company.

Notary Public

My Commission Expires:

EXHIBIT A

Legal Description

[to be added]

Exhibit “F”

Bill of Sale

This Bill of Sale (this “Bill of Sale”) is entered into effective as of _________________, 2016 (the “Effective Date”) by and between [_________________], an Arizona limited liability company (“Seller”), and BANYAN THIRD STREET LLC, an Arizona limited liability company (“Purchaser”).

WHEREAS, Seller and Purchaser are parties to a Purchase and Sale Agreement dated as of _________, 2016 (the “Purchase Agreement”), providing for the sale by Seller to Purchaser of the real property legally described on Exhibit A attached hereto (the “Property”); and

WHEREAS, Seller owns various items of personal property located in or on the Property and used in the operation of the Property, which may include, without limitation, furniture, furnishings, equipment, fixtures, inventory, machinery, supplies and other personal property as defined in the Purchase Agreement (the “Personal Property”); and the Purchase Agreement contemplates that all of the Personal Property will be transferred and conveyed by Seller to Purchaser; and

WHEREAS, Seller desires to transfer and convey all of its right, title and interest in and to the Personal Property to Purchaser, and Purchaser desires to accept the transfer and conveyance of the Personal Property;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser agree as follows:

1.          Conveyance. Seller grants, bargains, sells, transfers and conveys to Purchaser all right, title and interest of Seller in and to the Personal Property.

2.          Representations and Warranties. Seller represents and warrants to Purchaser that (a) Seller has good and marketable title to the Personal Property; (b) the Personal Property is free and clear of all security interests, liens, title retention agreements and other encumbrances, subject to the provisions of the lease between Seller and the tenant of the Property; and (c) Seller has full right, power and authority to convey the Personal Property to Purchaser.

3.          Condition of the Personal Property. All of the Personal Property is transferred from Seller to Purchaser “AS IS.” Seller makes no implied warranty of merchantability and no other warranties, either express or implied, concerning the Personal Property, except for any representations and warranties contained in this Bill of Sale or the Purchase Agreement.

4.          Miscellaneous. The terms and conditions of this Bill of Sale shall be binding upon and inure to the benefit of Seller and Purchaser and their respective successors and assigns. This Bill of Sale may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Bill of Sale shall be governed by, and construed and enforced in accordance with, the laws of the State in which the Property is located.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Seller and Purchaser have caused this Bill of Sale to be executed by their duly authorized and empowered representatives as of the Effective Date.

SELLER: [_________________], an Arizona limited liability company By:_______________________________ Name (Print):_______________________ Title:______________________________	PURCHASER: BANYAN THIRD STREET LLC, an Arizona limited liability company By:_______________________________ Name (Print):_______________________ Title:______________________________

EXHIBIT A

Legal Description

[to be added]

Exhibit “G”

Assignment of Intangible Property

This Assignment of Intangible Property (this “Agreement”) is entered into effective as of _____________, 2016 (the “Effective Date”) by and between [_________________], an Arizona limited liability company (“Assignor”), and BANYAN THIRD STREET LLC, an Arizona limited liability company (“Assignee”).

WHEREAS, Assignor, as Seller, and Assignee, as Purchaser, are parties to that certain Purchase and Sale Agreement dated as of _________, 2016 (the “Purchase Agreement”), providing for the sale by Assignor to Assignee of the real property legally described on Exhibit A attached hereto (the “Property”); and

WHEREAS, Seller has rights to various Intangible Property (as such terms are defined in the Purchase Agreement) relating to the Property; and

WHEREAS, Assignor desires to assign to Assignee all of Assignor’s right, title and interest in and to the Intangible Property, including without limitation those more particularly listed on Exhibit B attached hereto;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor and Assignee agree as follows:

1.          Assignment. Assignor transfers, assigns and conveys to Assignee all of Assignor’s right, title and interest in and to the Intangible Property (and Assignor covenants to cooperate with Assignee to secure performance by any warrantor for any work under such Intangible Property); provided, however, that to the extent the assignment of any of the Intangible Property expressly requires the consent of any other party, this Agreement shall not constitute an assignment of the same or any rights or liabilities thereunder to the extent that such assignment would cause a voiding or impairment of the terms thereof, and to such extent the assignment thereof shall not be effective unless and until the required consent of such other party has been obtained.

2.          Miscellaneous. The terms and conditions of this Agreement shall be binding upon and inure to the benefit of Assignor and Assignee and their respective successors and assigns. This Agreement may be executed by the parties in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State in which the Property is located.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Assignor and Assignee have caused this Agreement to be executed by their duly authorized and empowered representatives as of the Effective Date.

ASSIGNOR: [_________________], an Arizona limited liability company By:_______________________________ Name (Print):_______________________ Title:______________________________	ASSIGNEE: BANYAN THIRD STREET LLC, an Arizona limited liability company By:_______________________________ Name (Print):_______________________ Title:______________________________

EXHIBIT A

Legal Description

[to be added]

EXHIBIT B

Intangible Property

[to be added]

Exhibit “H”

Assignment and Assumption of Leases, Rents and Deposits

This Assignment and Assumption of Leases, Rents and Deposits (this “Assignment”) is entered into effective as of __________, 2016 (the “Effective Date”) by and between [_________________], an Arizona limited liability company (“Assignor”), and BANYAN THIRD STREET LLC, an Arizona limited liability company (“Assignee”).

WHEREAS, Assignor, as Seller, and Assignee, as Purchaser, are parties to that certain Purchase and Sale Agreement dated as of _________, 2016 (the “Purchase Agreement”), providing for the sale by Assignor to Assignee of the real property described on Exhibit A attached hereto (the “Property”); and

WHEREAS, Assignor is the holder of the landlord’s interest under the leases and related documents as listed on Exhibit B attached hereto (collectively, the “Leases”), which Leases affect the Property; and

WHEREAS, Assignor desires to assign to Assignee all of Assignor’s right, title and interest in, to and under the Leases;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor and Assignee agree as follows:

1.          Assignment and Assumption. Assignor hereby assigns, conveys, transfers and sets over unto Assignee all of Assignor’s right, title and interest in, to and under the Leases, including without limitation all of Assignor’s right, title and interest in and to any security, cleaning or other deposits and in and to any claims for rent, arrears rent or any other claims arising under the Leases against any of the tenants thereunder or any sureties thereof. Assignee hereby assumes and agrees to pay all sums, and perform, fulfill and comply with all covenants and obligations, which are to be paid, performed, fulfilled and complied with by the landlord under the Leases arising from and after the Effective Date.

2.          Indemnification. Assignee will indemnify, defend and hold harmless Assignor from and against all liabilities, obligations, actions, suits, proceedings, claims, losses, costs and expenses (including without limitation reasonable attorneys’ fees and costs) arising as a result of any act, omission or obligation of Assignee, as the landlord under the Leases, which arises or accrues with respect to any of the Leases on or after the Effective Date. Assignor will indemnify, defend and hold harmless Assignee from and against all liabilities, obligations, actions, suits, proceedings, claims, losses, costs and expenses (including without limitation reasonable attorneys’ fees and costs) arising as a result of any act, omission or obligation of Assignor, as the landlord under the Leases, which arose or accrued with respect to any of the Leases prior to the Effective Date.

3.          Miscellaneous. The terms and conditions of this Assignment shall be binding upon and inure to the benefit of Assignor and Assignee and their respective successors and assigns. This Assignment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Assignment shall be governed by, and construed and enforced in accordance with, the laws of the State in which the Property is located.

IN WITNESS WHEREOF, Assignor and Assignee have caused this Assignment to be executed by their duly authorized and empowered representatives as of the Effective Date.

ASSIGNOR: [_________________], an Arizona limited liability company By:_______________________________ Name (Print):_______________________ Title:______________________________	ASSIGNEE: BANYAN THIRD STREET LLC, an Arizona limited liability company By:_______________________________ Name (Print):_______________________ Title:______________________________

EXHIBIT A

Legal Description

[to be added]

EXHIBIT B

Leases

[to be added]